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                                                                    EXHIBIT 99.3


                                    QUESTIONS

                                        &

                                     ANSWERS

                                      ABOUT

                                       THE

                                   CONVERSION

                                       OF

                          MUTUAL INSURANCE CORPORATION
                                   OF AMERICA



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                   QUESTIONS AND ANSWERS ABOUT THE CONVERSION
                                       OF
                     MUTUAL INSURANCE CORPORATION OF AMERICA


         The board of directors of Mutual Insurance Corporation Of America (MICOA) has unanimously voted to convert MICOA from a mutual insurance company to a stock insurance company, subject to approval of the conversion by the policyholders. Complete details on the conversion, including the reasons for the conversion, are contained in MICOA's Notice of Special Meeting and proxy statement and in the prospectus of American Physicians Capital, Inc. (APCapital), a newly formed stock company that will own MICOA after the conversion. We ask you to read these documents carefully.

         This brochure is provided to answer basic questions you might have about the conversion. The conversion will not affect the rates, terms or conditions of your policy or policies.

                           MUTUAL TO STOCK CONVERSION

1.       Q        Why did I receive this package in the mail?

         A MICOA is undertaking a mutual-to-stock conversion, which includes an offering of APCapital common stock. If you were a policyholder of MICOA on June 28, 2000, you have the right to vote upon the conversion and, if you were a policyholder on that date, an officer or director of MICOA or a person or entity listed in the answer to Question 17, you may subscribe for APCapital common stock.

2.       Q        What is a "Conversion"?

         A        The conversion is a change in the legal form of organization.
                  MICOA is currently organized as a mutual insurance company with no shareholders. Through the conversion, MICOA will become a stock insurance company, and all of the stock will be owned by APCapital. APCapital will in turn offer its shares to policyholders and others who are eligible to participate in the offering.

3.       Q        Why is MICOA converting to stock form?

         A        The conversion and sale of APCapital stock will:



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         -        increase our surplus, thereby strengthening policyholder
                  protection, as a result of the contribution of proceeds by APCapital to MICOA;

         - provide greater flexibility for future product line expansion and geographic diversification;

         - enhance operational flexibility and improve financial capability to compete more effectively with other insurance companies and other types of financial services organizations;

         - support future strategic transactions, including potential acquisitions;

         - create the ability to use APCapital stock, in addition to cash, as consideration for strategic acquisitions;

         -        enhance our access to public capital markets; and

         - permit us to attract, motivate and retain highly qualified employees through the use of stock-based compensation programs.

4.       Q        Will the conversion have any effect on my insurance policy with MICOA?

         A The conversion will not change the rates, terms or conditions of your policy. After the conversion, however, you will no longer have voting rights as a policyholder or the right as a policyholder to receive distributions of MICOA's surplus upon liquidation of MICOA.

5.       Q        Did the board of directors approve the conversion?

         A Yes. The board of directors unanimously adopted the plan of conversion and recommends that all policyholders vote "FOR" approval of the plan of conversion.

6.       Q        Has the plan of conversion received state regulatory approval?

         A Yes. The Office of Financial and Insurance Services of the Michigan Department of Consumer and Industry Services has approved MICOA's plan of conversion as required by Michigan law.


                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

7.       Q        What vote is necessary to approve the plan of conversion?


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         A        The conversion requires the affirmative vote of at least
                  two-thirds of the votes cast in person or by proxy at the Special Meeting of Eligible Policyholders of MICOA.

8.       Q        What happens if MICOA does not obtain enough votes to approve the plan of conversion?

         A MICOA's conversion would not take place and MICOA would remain a mutual insurance company.

9.       Q        If I vote "FOR" the conversion, am I required to buy stock?

         A No. A vote "FOR" conversion will not obligate you to buy any stock.

10.      Q        How many votes do I have?

         A There is one vote for every one hundred ($100.00) dollars of premium paid within the twelve months preceding the record date of the Special Meeting of Eligible Policyholders of MICOA.

11.      Q        Am I required to vote?

         A No. You are not required to vote. Failure to vote will not constitute a vote for or against the conversion. However, approval of the conversion requires that at least 200 of the policyholders be present at the meeting, either in person or by proxy, to vote on the plan of conversion and that the plan of conversion receive the affirmative vote of at least two-thirds of the votes cast by the policyholders of MICOA. We therefore ask that you cast your vote, sign, date, and return your proxy card today.

12.     Q         May I vote in person at the Special Meeting?

        A Yes. But we would still like you to sign your proxy and mail it today. You may attend the meeting even if you have already voted by proxy. If you attend the meeting in person and wish to change your vote, you may revoke your proxy and vote in person.

13.     Q         Why did I get several proxy cards?

        A If you have more than one policy with MICOA, you may receive more than one proxy, depending on the named insureds on your policies. PLEASE VOTE AND SIGN ALL PROXY CARDS!

14.     Q         If a policy is in joint names, must signatures of both parties be on the proxy card?

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         A        No.  The signature of only one policyholder is required.

                         ABOUT THE SUBSCRIPTION OFFERING

15.      Q        What is the subscription offering?

         A The subscription offering is an offering of APCapital common stock. APCapital is a new company which will be publicly traded and will own MICOA and its subsidiaries after the conversion. The right to participate in the subscription offering is limited to eligible policyholders, officers and directors and is non-transferable.

16.      Q        Am I eligible to participate in the subscription offering?

         A A person who was a named insured on June 28, 2000 under a policy of insurance issued by MICOA is an eligible policyholder. If the policy lists more than one named insured, all persons identified on the policy as a named insured jointly constitute one eligible policyholder.

17.      Q        Will stock be sold to anyone other than policyholders,
                  officers and directors?

         A Yes. Concurrent with the subscription offering, MICOA is also offering shares of common stock in a best efforts offering. The following persons may be eligible to participate in the best efforts offering:

                  (1) People who were named policyholders of insurance policies issued by MICOA in the three years preceding June 28, 2000 and were not policyholders on June 28, 2000;

                  (2) Named policyholders of MICOA insurance policies who bought their insurance after June 28, 2000;

                  (3) Named policyholders of insurance issued by MICOA's subsidiaries as of June 28, 2000;

                  (4) People insured pursuant to certificates of insurance under policies issued by MICOA or its subsidiaries within the three years preceding June 28, 2000;

                  (5) The Michigan State Medical Society, Michigan Osteopathic Association, Kentucky Medical Association and New Mexico Medical Society, and each of their subsidiaries;

                  (6) Licensed insurance agents with an agency contract with MICOA or its subsidiaries, as reflected on the books and records of MICOA and its subsidiaries; and


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                  (7)      Employees of APCapital, MICOA and their subsidiaries
                           who are not eligible to participate in the subscription offering.

                  Whether common stock may be purchased in the best efforts offering is subject to the prior rights of the participants in the subscription offering and to the discretion of MICOA. Best efforts offering participants will only be able to buy shares of common stock if policyholders, officers and directors buy less than the maximum number of shares in the subscription offering. Shares are being sold in the best efforts offering at the same price as the shares in the subscription offering.

                  During the subscription and best efforts offerings period, we are also offering shares to the general public as part of a firm commitment underwritten offering. Shares that are not sold in the subscription and best efforts offerings will be sold through the underwriters to the general public at a price to be negotiated with the underwriters.

18.      Q        How do I subscribe for shares?

         A        (1)    Complete and sign the enclosed stock order form.

                  (2) Mail the form with a check (personal, certified or bank) or money order for the number of shares subscribed for in the enclosed envelope. Cash and credit card payments will not be accepted.

                         If you misplace the envelope, mail your form and payment to:

                              ChaseMellon Shareholder Services, LLC
                                        P.O. Box 1016
                                   New York, NY 10268-1016

19.      Q        Can I purchase shares of common stock in the subscription or best efforts offerings through my broker?

         A No. Shares offered in the subscription and best efforts offerings may be purchased only by completing the stock order form. After the conversion is completed, the common stock of APCapital may be bought and sold in the market through brokers like any other common stock if we are accepted for listing on Nasdaq as anticipated.

20.      Q        What is the deadline to submit my stock order form to the
                  subscription agent?

         A The completed and signed stock order form accompanied by check or money order for good funds must be RECEIVED BY THE
                  SUBSCRIPTION AGENT BY            , 2000 TO BE CONSIDERED FOR
                  ACCEPTANCE BY APCAPITAL.


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21.      Q        How many shares of common stock can I buy and what is the
                  price?

         A The minimum number of shares you can buy is 100. The maximum number of shares you may buy is_________________. The maximum applies per person, regardless of the number of named insureds on the policy and regardless of the number of policies you have. Shares are being sold in the subscription and best efforts offerings at $_____ per share. If the full number of shares being offered is not purchased by subscribers in the subscription and best efforts offerings, the remainder of the shares will be sold to the public in a firm commitment underwritten offering at a price to be negotiated with the underwriters. If the price in the firm commitment underwritten offering is lower than the subscription and best efforts offerings price, the subscription and best efforts offerings price will be adjusted downward.

22.      Q        What is the stock order form?

         A The stock order form is the [color]_____________________ document enclosed in this package. You must complete, sign and return this form with your check or money order to the subscription agent in order to purchase shares in the subscription offering. The document requires that you furnish certain important information, such as your name, address and social security number, and that you confirm that you have received the prospectus at least 48 hours prior to the expiration date.

23.      Q        Who should be the payee on my check or money order?

         A Your check (personal, certified or bank) or money order should be made payable to "ChaseMellon Shareholder Services." Please make sure your name is on the check or shown as the remitter on a money order.

24.      Q        Will I be charged a commission on the purchase of the common stock in the subscription or best efforts offerings?

         A No. You will not be charged a brokerage commission to purchase common stock in the subscription or best efforts offerings.

25.      Q        Will I earn interest on funds submitted to purchase shares in the subscription or best efforts offerings?

         A Funds you submit to purchase shares in the subscription or best efforts offerings will not earn interest; they will be held in escrow until the conversion is completed and policyholders have approved the conversion. If the offering is terminated, the funds you submitted will be returned to you promptly, without interest.

26.      Q        May my subscription rights be sold or assigned?

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         A        No. Pursuant to the plan of conversion, subscription rights granted in the conversion are not transferable. Further, subscription rights cannot be used to transfer stock to another person.

27.      Q        How will I know my order has been received?

         A The subscription agent will mail an acknowledgment of receipt to you.

28.      A        What will happen to my order if orders are received for more common stock than is available?

         A In the event of an over-subscription, shares will be allocated on a formula basis as disclosed in the prospectus. You will receive a cash refund for the shares you requested and paid for, but did not receive.

29.      Q        Can I change my mind after placing my order?

         A No. You may not modify or withdraw your order once it has been submitted without our consent, which will be granted only upon written request and evidence of exigent circumstances.

30.      Q        When can I expect to receive the stock certificate for my
                  common stock?

         A It is expected that the conversion and the offerings will close within 30 to 45 days after the Special Meeting of Eligible Policyholders is held. A stock certificate for your shares and any refund check, if applicable, will be mailed to you promptly thereafter. Please be aware that you may not be able to sell shares purchased until receipt of a common stock certificate.

31.      Q        How many stock certificates will I receive for my shares of common stock?

         A You will receive one stock certificate representing all shares of common stock purchased by you in the subscription offering. Unfortunately, you may not request additional certificates for smaller denominations of shares until after the conversion is completed. The transfer agent may require a nominal fee from you for this service.

32.      Q        What if my address changes either during the subscription and best efforts offerings or before I receive my stock certificate?

         A The stock certificate and any refund check will be mailed to the address provided in the stock order form. Therefore, it is your responsibility to provide appropriate forwarding instructions to your post office, or, when completing the stock order form, provide an address where you will be sure your mail will be safely received.

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33.      Q        Will dividends be paid on the APCapital common stock?

         A The board of directors of APCapital does not currently anticipate paying dividends.

34.      Q        I was formerly a MICOA policyholder, but I no longer am.  Am I eligible to subscribe for shares?

         A If you were a policyholder on June 28, 2000, you may subscribe for shares even if your policy is no longer in effect. Even if you were not a policyholder on June 28, 2000, you may also be eligible to participate in the best efforts offering. See the answer to Question 17.

35.      Q        How will the common stock be traded?

         A APCapital's common stock is expected to be quoted on the Nasdaq National Market(SM) under the symbol "ACAP" upon completion of the conversion. Listing on the Nasdaq is subject to the satisfaction of various conditions. No assurance can be given that an established and liquid market for the common stock will develop. Refer to "Market for the Common Stock" in the prospectus for more information.

36.      Q        How can I get future information about the conversion?

         A        Call the subscription agent at 888-634-6307.


                   THIS BROCHURE IS NOT AN OFFER TO SELL OR A
                     SOLICITATION OF AN OFFER TO BUY STOCK.
            THE OFFER WILL BE MADE ONLY BY THE ENCLOSED PROSPECTUS.


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